Exhibit 10.14

ASSIGNMENT AND AMENDMENT OF MANAGEMENT AGREEMENTS

This Assignment and Amendment of Management Agreements (“Assignment”) is made, effective as of March 31, 2017 (the “Effective Date”), by and between (1) American Realty Capital Hospitality Grace Portfolio, LLC, a Delaware limited liability company, whose principal place of business is 405 Park Avenue, New York, NY 10022 (“Assignor”); (2) ARC Hospitality Portfolio I MISC TRS, LLC, a Delaware limited liability company, whose principal place of business is 3950 University Drive, Suite 301 Fairfax, Virginia 22030 (“Assignee”); and (3) INNVENTURES IVI, LP, a Delaware limited partnership, whose principal place of business is Legacy Southcenter Place, 16400 Southcenter Parkway, Suite 100, Tukwila, WA 98188 (“Manager”).

RECITATIONS

WHEREAS, Assignee is the operating lessee of the Residence Inn Portland Downtown Lloyd Center and the Residence Inn Boise Downtown (collectively, the “Hotels”), pursuant to leases (collectively, “Leases”) between Assignee and ARC Hospitality Portfolio I Owner, LLC (collectively, “Property Owner”), which is the owner of the Hotels;

WHEREAS, Assignor and Assignee have entered into Management Agreements with respect each of the Hotels, dated as of February 27, 2015 (collectively, “Owner Management Agreements”), pursuant to which the Assignee has, among other things, appointed Assignor as Assignee’s exclusive agent to supervise, direct, and control management and operation of the Hotels pursuant to the terms thereof;

WHEREAS, Assignor and Manager are parties to those certain Management Agreements (collectively, “Management Agreements”), dated February 27, 2015 with respect to the management of the Hotels;

WHEREAS, Assignor and Assignee are, contemporaneously with execution of this Assignment, terminating the Owner Management Agreements, and in connection therewith, Assignor desires to assign its rights and obligations under the Management Agreements, Assignee desires to accept the assignment of Assignor’s rights and obligations under the Management Agreements, as amended by this Assignment, and Manager desires to acknowledge and consent to such assignment; and

NOW THEREFORE, in consideration of the foregoing recitals and the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.	Effective as of the Effective Date, Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s rights, title and obligations in, to and under the Management Agreements, and such Assignee hereby accepts and assumes all such rights under such Management Agreements and assumes all obligations and liabilities of Assignor under such Management Agreements. Manager hereby consents to such assignment and assumption.

2.	Each of Assignee and Manager agrees that each of the Management Agreements is hereby amended as follows:

a.	All references to “Owner” and/or “Lessee” shall hereafter be deemed to refer to Assignee. References to both “Owner” and “Lessee” in any single sentence shall each be deemed to refer to Assignee.

b.	In the fifth line of the Preamble, “(hereinafter referred to as “Owner”)” is replaced with “(hereinafter referred to as “Owner” and/or “Lessee”).

c.	In the first “Whereas” clause, the following words are deleted: “an Affiliate (defined below) of”.

d.	The following is added as a new Section 11.2.D.:

Notwithstanding anything herein to the contrary, in the event that W2007 Equity Inns Senior Mezz, LLC, or its successor or assign (“Preferred Equity Holder”), delivers notice to Management Company that a “Changeover Event” has occurred under the Amended and Restated Limited Liability Company Agreement of ARC Hospitality Portfolio I Holdco, LLC, dated February 27, 2015, which notice shall be definitive hereunder as to whether a “Changeover Event” has occurred for purposes of this Agreement, and upon which Management Company shall be required and entitled to rely, Preferred Equity Holder may terminate this Agreement by written notice (which may be incorporated in the initial notice as to the occurrence of a Changeover Event), effective immediately or upon such later date as set forth in said notice, without the payment of any termination fee, penalty, accrued and unpaid Base Management Fees or Incentive Fees or any other fees, commissions or other amounts payable or reimbursable to Management Company under this Management Agreement.  The parties hereby agree and acknowledge that the Preferred Equity Holder shall be an express third party beneficiary of this Management Agreement and entitled to enforce the provisions hereof in accordance with the terms set forth herein.  Management Company acknowledges that the provisions of this Section 11.2.D. were a material component of the consideration received by Owner for entering into this Agreement.

e.	In Section 16.9, the “Owner” section is replaced with

To Owner:

ARC Hospitality Portfolio I MISC TRS, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

Attention: General Counsel

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3.	Except as specifically modified by this Assignment, all of the provisions of the Management Agreements are unchanged and continue in full force and effect. In the event of any conflicts between any Management Agreement and this Assignment, this Assignment shall control.

4.	This Assignment is executed by, and shall be binding upon and inure to the benefit of, the parties hereto and each of their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns. None of the provisions of this Assignment shall be for the benefit of or enforceable by any other person.

5.	This Assignment may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the parties sought to be charged with such amendment or waiver.

6.	This Assignment may be executed in counterparts, all of which taken together shall constitute one and the same instrument and each of which shall be deemed an original instrument as against any party who has signed it. Each party may execute this Assignment via a facsimile (or transmission of a .pdf file) of this Assignment. In addition, facsimile or .pdf signatures of authorized signatories of the parties shall be valid and binding and delivery of a facsimile or .pdf signature by any party shall constitute due execution and delivery of this Assignment.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed and delivered by their duly authorized officers as of the Effective Date.

WITNESS:	ASSIGNOR:

American Realty Capital Hospitality Grace Portfolio, LLC,
a Delaware limited liability company

/s/ Daneale Erickson	By:	/s/ James A. Tanaka
Daneale Erickson		Name:	James A. Tanaka
		Title:	Authorized Signatory

WITNESS:	ASSIGNEE:

ARC Hospitality Portfolio I MISC TRS, LLC, a Delaware limited liability company

/s/ Daneale Erickson	By:	/s/ Paul C. Hughes
Daneale Erickson		Name:	Paul C. Hughes
		Title:	Authorized Signatory
		Date:	March 17, 2017

WITNESS:	MANAGER:

INNVENTURES IVI, LP,
a Delaware limited partnership

/s/ Staci Wilson	By:	/s/ Randy Rogers
Authorized Signatory

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